UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2017 (September 1, 2017)

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC, 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Adoption of a Material Compensatory Arrangement

On September 1, 2017 the Compensation Committee (the “Committee”) of the Board of Directors of Aircastle Limited (the “Company”) approved a Form of Employment Agreement (the “Employment Agreement”) between Aircastle Advisor LLC and certain executive officers of the Company (each, an “Executive”). The Company expects to enter into Employment Agreements substantially in such form with the following Executives: Michael Inglese, Chief Executive Officer, Christopher Beers, General Counsel, Aaron Dahlke, Chief Financial Officer and Michael Kriedberg, Chief Commercial Officer. The following description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, filed as Exhibit 10.1 hereto and incorporated herein.

The initial term of the Employment Agreement will continue for three years for Mr. Inglese and one year for Messrs. Beers, Dahlke and Kriedberg, provided that upon the expiration of the initial term and on each anniversary thereafter, the Employment Agreement will be renewed for an additional one-year period unless the Company or the Executive provides at least 60 days’ advance written notice that the term will not be extended.

Pursuant to the terms of the Employment Agreement, in addition to base salary, the Executive will be eligible to receive for each calendar year (i) a target annual cash bonus award (the “Annual Bonus”) equal to 100% of the Executive’s then-current base salary and (ii) a target annual equity award (the “Annual Equity Award”) for Mr. Inglese equal to 200% (100% for Messrs. Beers, Dahlke and Kriedberg) of the Executive’s then-current base salary. The actual amount of the Annual Bonus and the Annual Equity Award will be determined based on the achievement of performance criteria relating to both the Executive and the Company, as determined each year in good faith by the Committee following consultation with Executive. The Annual Equity Award may be in the form of restricted shares, restricted share units or other equity-based awards and will vest in equal tranches on January 1 of each of the first three calendar years following the date of grant, generally subject to the Executive’s continued employment with the Company as of the applicable vesting date. Notwithstanding the foregoing, for 2017, the targeted amount of the Annual Equity Award will be reduced by 50% and in lieu thereof, Executive has received (or will receive) a long-term equity award in the form of performance share units with a targeted equity award value for Mr. Inglese equal to 367%, (200% for Messrs. Beers and Kriedberg and 150% for Mr. Dahlke) of the Executive’s then-current base salary. For 2018 and each year thereafter, any reduction in the performance share units or changes to the Annual Equity Award other than those described above will be subject to the express approval of the Executive and the Company.

In the event that the Executive’s employment is terminated by the Company without “cause” or as a result of the Company’s provision of a notice of non-renewal or by the Executive with “good reason” (each as defined in the Employment Agreement), and the Executive executes a general release of claims and complies with the applicable restrictive covenants, the Executive will be entitled to an amount equal to the sum of the Executive’s base salary and target Annual Bonus for the year of termination (two times such amount if the termination occurs within 120 days prior to or within 24 months following a “change in control” (as defined in the Employment Agreement)), a pro-rata annual bonus for the year of termination based on actual performance (based on target performance if the termination occurs within 120 days prior to or within 24 months following a change in control), reimbursement of COBRA premiums for up to 12 months, and continued vesting of time-based equity awards pursuant to their original vesting schedule (immediate vesting of time-based equity awards if granted after the effective date of the Employment Agreement or in the event of a change in control). Any outstanding unvested performance share units and any other unvested equity-based awards held by the Executive will be treated in accordance with the terms and conditions of the applicable award agreement, except that for any performance shares awards contemplated by the Employment Agreement, the service component shall be deemed satisfied.

The Employment Agreement provides that the Executive will not compete with the Company for 6 months following the termination of the Executive’s employment for any reason. In addition, the Employment Agreement provides that the Executive will not solicit the employees, clients or customers of the Company for 12 months following the termination of the Executive’s employment for any reason.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED (Registrant)

/s/ Christopher Beers
Christopher Beers
General Counsel

Date: September 8, 2017

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Employment Agreement